Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Monday, February 25, 2008	Rich Sheffer (952) 887-3753

DONALDSON REPORTS RECORD SECOND QUARTER RESULTS

Sales and operating income growth drive 11 percent EPS increase

MINNEAPOLIS (Feb. 25, 2008) — Donaldson Company, Inc. (NYSE: DCI) announced second quarter diluted earnings per share (“EPS”) of $0.42, an 11 percent increase from $0.38 last year. Net income was $34.1 million, up from $31.3 million last year. Sales were $511.8 million, a 10 percent increase from $463.7 million in the second quarter of 2007.

For the six-month period, EPS was $0.95, an increase of 17 percent from $0.81 last year. Net income increased 15 percent to $77.4 million versus $67.3 million last year. Sales were $1.037 billion, up 14 percent from $910.2 million in fiscal 2007.

“Our globally-diversified portfolio of filtration businesses provided the foundation to deliver another record quarter of sales and earnings,” said Bill Cook, Chairman, President and CEO. “Strength in our Engine Products businesses internationally plus continued growth in our international Industrial Products businesses, including Industrial Filtration Solutions and Special Applications Products, helped offset some of our weaker NAFTA markets.”

“Overall, we are on track with our business plan for the balance of fiscal 2008. We see sufficient strength across our Engine Products and Industrial Products businesses to increase our sales forecast for both segments and anticipate achieving our first $2 billion revenue year. In addition, we remain confident that we will deliver our 19th consecutive year of record earnings.”

Financial Statement Discussion

The impact of foreign currency translation increased reported sales by $27.1 million in the quarter and $47.7 million year-to-date. The impact of foreign currency translation increased reported net earnings by $3.5 million in the quarter and $6.8 million year-to-date.

Gross margins of 31.9 percent for the quarter and 32.4 percent year-to-date compare to prior year margins of 30.5 percent and 31.3 percent for the same periods. During the quarter, the implementation of our new warehouse management system in our main U.S. distribution center caused delays in processing Customer orders. This resulted in approximately $2.1 million of unplanned higher distribution and operating costs and delayed sales of $5.5 million. We are making progress and anticipate catching up on these delayed shipments in our third quarter.

Operating expenses for the quarter were 22.0 percent of sales, up from 21.2 percent last year. Our second quarter included $3.0 million for the majority of our annual stock option expense, compared to $2.5 million last year. Year-to-date operating expenses were 21.4 percent of sales, up from 20.7 percent last year.

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Donaldson Company, Inc.

February 25, 2008

The effective tax rates of 30.0 percent for the quarter and 28.4 percent year-to-date compare to 25.6 percent and 28.7 percent for the same periods last year. Last year’s second quarter rate included a $2 million benefit, primarily from the Research and Experimentation Tax Credit reinstatement.

As part of our ongoing share repurchase program, we repurchased 1,151,000 shares during the quarter for $46.5 million. Year-to-date, we have repurchased 1,203,700 shares for $48.6 million.

Fiscal 2008 Outlook

Engine Products: We increased our outlook and now expect 10 to 12 percent full year sales growth.

•	We expect our NAFTA Transportation Products sales to decrease slightly in the third quarter before growth returns in our fourth quarter.
•	We expect the NAFTA residential construction market to remain weak. However, production of new agriculture equipment by our Customers is projected to remain strong globally.
•

Our Aftermarket sales are expected to continue growing due to strong equipment utilization internationally. We expect to continue benefiting from the increasing amount of equipment in the field with our PowerCore™ filtration systems.

Industrial Products: We increased our outlook and now expect 14 to 16 percent full year sales growth.

•	Full year Industrial Filtration Solution sales are projected to grow 10 to 15 percent due to continued strong global manufacturing investment and production utilization conditions.
•	We now expect our Gas Turbine Products sales to increase 20 to 30 percent for the full year. Continued strength is expected from both the international power generation and the oil and gas markets.
•	Special Applications Products sales are now expected to grow 10 to 15 percent for the full year.

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Donaldson Company, Inc.

February 25, 2008

Other:

•	In our guidance, we assume exchange rates will remain at current levels.
•

We expect our operating margin will be a minimum of 11 percent for the full year, including the impact from the new warehouse management system implementation. Our operating income is now projected to be up 14 to 19 percent over the prior year.

•	Our full year tax rate is now expected to be between 28 to 31 percent, although it will vary by quarter.
•	We increased our full year EPS to be between $2.00 and $2.10 per share, which would be our 19th consecutive earnings record.

About Donaldson Company

Donaldson is a leading worldwide provider of air and liquid filtration systems and replacement parts that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment. We are a technology-driven company committed to satisfying our Customers’ needs for diesel engine equipment and industrial filtration solutions through innovative research and development, superior technology, and global presence. Our almost 13,000 employees contribute to the company’s success by supporting our Customers at more than 100 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI. Additional information is available at www.donaldson.com.

SAFE HARBOR STATEMENT UNDER THE SECURITIES REFORM ACT OF 1995

The company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and is making this cautionary statement in connection with such safe harbor legislation. This announcement contains forward-looking statements, including forecasts, plans, and projections relating to our business and financial performance, which involve uncertainties that could materially impact results.

The company wishes to caution investors that any forward-looking statements are subject to uncertainties and other risk factors that could cause actual results to differ materially from such statements, including but not limited to risks associated with: currency fluctuations, commodity prices, world economic factors, political factors, the company’s international operations, highly competitive markets, governmental laws and regulations, the implementation of our new warehouse management system in our U.S. distribution center, and other factors included in our Annual and Quarterly Reports. We undertake no obligation to publicly update or revise any forward-looking statements.

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Donaldson Company, Inc.

February 25, 2008

CONDENSED STATEMENTS OF CONSOLIDATED EARNINGS

DONALDSON COMPANY, INC. AND SUBSIDIARIES

(Thousands of dollars, except share and per share amounts)

(Unaudited)

	Three Months Ended January 31		Six Months Ended January 31
	2008	2007	2008	2007
Net sales	$511,763	$463,740	$1,037,339	$910,159

Cost of sales	348,578	322,524	701,290	625,077

Gross margin	163,185	141,216	336,049	285,082

Operating expenses	112,551	98,334	221,635	188,514

Operating income	50,634	42,882	114,414	96,568

Other income, net	(2,154)	(2,377)	(2,022)	(3,907)

Interest expense	4,133	3,234	8,316	6,117

Earnings before income taxes	48,655	42,025	108,120	94,358

Income taxes	14,585	10,750	30,727	27,078

Net earnings	$34,070	$31,275	$77,393	$67,280

Weighted average shares outstanding	79,739,919	80,778,686	79,793,419	81,048,226

Diluted shares outstanding	81,702,900	82,699,272	81,811,985	83,091,583

Net earnings per share	$.43	$.39	$.97	$.83

Net earnings per share assuming dilution	$.42	$.38	$.95	$.81

Dividends paid per share	$.10	$.09	$.20	$.18

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Donaldson Company, Inc.

February 25, 2008

DONALDSON COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Thousands of dollars)

(Unaudited)

	January 31 2008	July 31 2007
ASSETS

Cash and cash equivalents	$49,006	$55,237
Accounts receivable – net	365,832	357,341
Inventories – net	246,203	201,221
Prepaids and other current assets	91,277	59,845

Total current assets	752,318	673,644

Other assets and deferred taxes	292,643	280,940
Property, plant and equipment – net	382,317	364,433

Total assets	$1,427,278	$1,319,017

LIABILITIES AND SHAREHOLDERS’ EQUITY

Trade accounts payable	$177,303	$173,862
Employee compensation and other liabilities	146,418	128,301
Notes payable	104,499	123,114
Current maturity long-term debt	33,039	33,667

Total current liabilities	461,259	458,944

Long-term debt	176,910	129,004
Other long-term liabilities	111,057	106,371

Total liabilities	749,226	694,319

Equity	678,052	624,698

Total liabilities and equity	$1,427,278	$1,319,017

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Donaldson Company, Inc.

February 25, 2008

DONALDSON COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of dollars)

(Unaudited)

	Six Months Ended January 31
	2008	2007
OPERATING ACTIVITIES

Net earnings	$77,393	$67,280
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	27,967	23,520
Changes in operating assets and liabilities	(53,222)	(67,087)
Tax benefit of equity plans	(5,894)	(4,541)
Stock option expense	3,323	2,789
Other, net	(3,290)	(2,229)
Net cash provided by operating activities	46,277	19,732

INVESTING ACTIVITIES

Net expenditures on property and equipment	(28,345)	(36,140)
Acquisitions, investments and divestitures, net	1,000	(694)
Net cash used in investing activities	(27,345)	(36,834)

FINANCING ACTIVITIES

Purchase of treasury stock	(46,160)	(61,890)
Net change in debt	23,775	74,902
Dividends paid	(15,838)	(14,521)
Tax benefit of equity plans	5,894	4,541
Other, net	4,715	3,646
Net cash provided by/(used in) financing activities	(27,614)	6,678

Effect of exchange rate changes on cash	2,451	291

Decrease in cash and cash equivalents	(6,231)	(10,133)

Cash and cash equivalents – beginning of year	55,237	45,467

Cash and cash equivalents – end of period	$49,006	$35,334

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Donaldson Company, Inc.

February 25, 2008

SEGMENT DETAIL

(Thousands of dollars)

(Unaudited)

	Engine Products	Industrial Products	Corporate & Unallocated	Total Company
3 Months Ended January 31, 2008:
Net sales	$284,341	$227,422	—	$511,763
Earnings before income taxes	29,434	20,417	(1,196)	48,655

3 Months Ended January 31, 2007:
Net sales	$253,338	$210,402	—	$463,740
Earnings before income taxes	27,725	17,161	(2,861)	42,025

6 Months Ended January 31, 2008:
Net sales	$577,496	$459,843	—	$1,037,339
Earnings before income taxes	71,823	44,432	(8,135)	108,120

6 Months Ended January 31, 2007:
Net sales	$517,264	$392,895	—	$910,159
Earnings before income taxes	66,544	33,334	(5,520)	94,358

NET SALES BY PRODUCT

(Thousands of dollars)

(Unaudited)

	Three Months Ended January 31		Six Months Ended January 31
	2008	2007	2008	2007
Engine Products segment:
Off-road Products	$106,842	$80,353	$211,466	$160,363
Transportation Products	28,666	42,766	58,755	93,921
Aftermarket Products	148,833	130,219	307,275	262,980
Total Engine Products segment	$284,341	$253,338	$577,496	$517,264

Industrial Products segment:
Industrial Filtration Solutions Products	$138,802	$127,045	$275,096	$245,572
Gas Turbine Products	41,252	43,463	90,188	69,512
Special Applications Products	47,368	39,894	94,559	77,811
Total Industrial Products segment	$227,422	$210,402	$459,843	$392,895

Total Company	$511,763	$463,740	$1,037,339	$910,159

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Donaldson Company, Inc.

February 25, 2008

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Thousands of dollars)

(Unaudited)

	Three Months Ended January 31		Six Months Ended January 31
	2008	2007	2008	2007

Free cash flow	$7,576	$(15,699)	$17,932	$(16,408)
Net capital expenditures	16,866	18,126	28,345	36,140
Net cash provided by operating activities	$24,442	$2,427	$46,277	$19,732

EBITDA	$66,455	$56,768	$143,760	$123,416
Income taxes	(14,585)	(10,750)	(30,727)	(27,078)
Interest expense (net)	(3,892)	(2,945)	(7,673)	(5,538)
Depreciation and amortization	(13,908)	(11,798)	(27,967)	(23,520)

Net earnings	$34,070	$31,275	$77,393	$67,280

Net sales, excluding foreign currency translation	$484,689	$449,823	$989,653	$891,975
Foreign currency translation	27,074	13,917	47,686	18,184

Net sales	$511,763	$463,740	$1,037,339	$910,159

Net earnings, excluding foreign currency translation	$30,554	$29,539	$70,625	$64,760
Foreign currency translation	3,516	1,736	6,768	2,520

Net earnings	$34,070	$31,275	$77,393	$67,280

Although free cash flow, EBITDA, net sales excluding foreign currency translation and net earnings excluding foreign currency translation are not measures of financial performance under GAAP, the company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a company’s ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. Both net sales and net earnings excluding foreign currency translation provide a comparable measure for understanding the operating results of the company’s foreign entities excluding the impact of foreign exchange. A shortcoming of these financial measures is that they do not reflect the company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.

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